OPERATING AGREEMENT
                                      OF
                           VILLAGE AT OAKWOOD L.L.C.
                              (February 17,2000)








G:\IDOCS\.JCE\Shavers\VAO-OA.wpd

                                TABLE OF CONTENTS
                                                            Page

ARTICLE I - Organizational Matters .......................... 1

1.1     Formation ........................................... 1
1.2     Name ................................................ 1
1.3     Principal Office .................................... 1
1.4     Resident Agent ...................................... 1
1.5     Term ................................................ 1

ARTICLE 2 - Definitions ..................................... 1
ARTICLE 3 - Purpose of the Company .......................... 4
ARTICLE 4 - Capital Contributions ........................... 4

4.1     Units ............................................... 4
4.2     Capital Contributions ............................... 4
4.3     Capital Accounts .................................... 4

        4.3.1 Calculation ................................... 4
        4.3.2 In-Kind Contributions ......................... 4
        4.3.3 Assignee's Capital Account .................... 4

4.4     Interest ............................................ 4
4.5     No Withdrawal ....................................... 4
4.6     Loans ............................................... 4
4.7     Additional Capital Contributions .................... 4

ARTICLE 5 - Distributions and Allocations ................... 5

5.1     Distribution of Cash Available for Distribution ..... 5
5.2     Allocation of Income and Loss ....................... 5

        5.2.1   Pro Rata .................................... 5
        5.2.2   Contributed Property ........................ 5
        5.2.3   Section 754 Election ........................ 5
        5.2.4   Mid-Year Transfers .......................... 5
        5.2.5   Related Party Transactions .................. 5
        5.2.6   Tax Credits ................................. 6

ARTICLE 6 - Management by Managers .......................... 6

6.1     Managers ............................................ 6
6.2     Initial Number of Managers; Initial Manager ......... 6
6.3     Powers and Authority of Manager ..................... 6
6.4     Restrictions on Manager ............................. 6
6.5     Number, Term and Qualifications; Removal ............ 7
6.6     Manner of Acting .................................... 7
6.7     Manager's Permissible Business Activities ........... 7
6.8     Company Funds ....................................... 7
6.9     Limitation on Liability of Manager .................. 7

G:\IDOCS\JCE\.Shavers\VAO-OA.wpd              -i-

                                                            Page
6.10 Manager's Compensation ................................. 7

ARTICLE 7 - Rights and Obligations of the Members ........... 7

7.1     Limitation of Liability ............................. 7
7.2     Rights of Member Relating to the Company ............ 7
7.3     Restrictions on Powers .............................. 8
7.4     Indemnification ..................................... 8

        7.4.1 Company Indemnity ............................. 8
        7.4.2 Advancement of Expenses ....................... 8
        7.4.3 Non-Exclusivity ............................... 9
        7.4.4 Insurance ..................................... 9

7.5     Member's Permissible Business Activities ............ 9

ARTICLE 8 - Books, Records, Accounting and Reports .......... 9

8.1     Books and Records ................................... 9
8.2     Accounting .......................................... 9
8.3     Fiscal Year ......................................... 9

ARTICLE 9 - Tax Matters .................................... 10

9.1     Taxable Year ....................................... 10
9.2     Tax Controversies .................................. 10
9.3     Financial Statements and Tax Return Information .... 10
9.4     Tax Returns ........................................ 10
9.5     Taxation as a Partnership .......................... 10
9.6     Tax Elections ...................................... 10

ARTICLE 10 - Transfer of Units ............................. 10

10.1    Transfer Defined ................................... 10
10.2    Transfer Prohibited ................................ 10
10.3    Requirements for Transfers ......................... 11

        10.3.1  Conditions Precedent to Transfers to
                Non-Members ................................ 11
        10.3.2  Legend ..................................... 11
        10.3.3  Minors; Incompetents ....................... 11
        10.3.4  Assignee's Acceptance and Agreement ........ 11
        10.3.5  Deemed Agreement ........................... 11
        10.3.6  Absolute Restrictions ...................... 11

10.4    Permitted Sale ..................................... 11

        10.4.1 Notice ...................................... 12
        10.4.2 Option to Purchase .......................... 12
        10.4.3 Right to Sell ............................... 12


G:\IDOCS\JCE\Shaver3\VAO-OA.wpd

                                                            Page
10.5     Purchase Price .................................... 12
10.6     Manner of Payment ................................. 13
10.7     Exception for Transfer to Immediate Family ........ 13
10.8     Exception for Transfer to Revocable Trust ......... 13
10.9     Certificates of Agreed Value ...................... 13
10.10    Closing Procedures ................................ 13
10.11    Buy-Sell Offer .................................... 14

         10.11.1    Notice ................................. 14
         10.11.2    Option of Remaining Members ............ 14

10.12    Death of a Member; Option to Purchase ............. 14
10.13    Priority As to Procedures ......................... 14

ARTICLE 11 - Admission of Substitute and Additional Members. 15

11.1     Admission of Substitute Members ................... 15
11.2     Issuance of Additional Units ...................... 15

ARTICLE 12 - Dissolution and Liquidation ................... 16

12.1     Dissolution and Liquidation ....................... 16
12.2     Method of Winding Up .............................. 16
12.3     Filing Articles of Dissolution .................... 16
12.4     Return of Capital ................................. 16

ARTICLE 13 - Amendment of Agreement; Meetings; Record Date . 16

13.1     Amendments ........................................ 16
13.2     Limitations on Amendments ......................... 16
13.3     Meetings .......................................... 16
13.4     Waiver of Notice; Consent to Meeting; Approval
         of Minutes ........................................ 16
13.5     Quorum ............................................ 17
13.6     Action Without a Meeting .......................... 17

ARTICLE 14 - Certificates .................................. 17

14.1     Issuance of Certificates .......................... 17
14.2     Legend on Certificates ............................ 17
14.3     Lost, Stolen or Destroyed Certificates ............ 17

ARTICLE 15 - General Provisions ............................ 18

15.1     Notices ........................................... 18
15.2     Further Action .................................... 18
15.3     Binding Effect .................................... 18
15.4     Integration ....................................... 18
15.5     Waiver ............................................ 18
15.6     Counterparts ...................................... 18
15.7     Applicable Law; Construction ...................... 18

G:\IDO,CSVCE\Shavers\VAO-OA.wpd

                                                            Page

15.8     Invalidity of Provisions .......................... 19
15.9     Conveyances ....................................... 19
15.10    Specific Performance .............................. 19
15.11    Power of Attorney ................................. 19

         15.11.1    Managers as Attorneys-in-Fact .......... 19
         15.11.2    Nature of Special Power ................ 19


G:\DOCS\JCE\Shavers\VAO-OA.wpd        -iv-

                              OPERATING AGREEMENT

                                      OF

                            VILLAGE AT OAKWOOD L.L.C.


          This Operating Agreement (this "Agreement") is entered into as of February 17, 2000, by and among the Members who execute this Agreement on the signature pages hereto (the "Members") of Village at Oakwood L.L.C., an Oklahoma limited liability company (the "Company"). In consideration of the mutual promises contained herein, the Members agree as follows:


                                  ARTICLE 1
                            Organizational Matters

          1.1 Formation. The Company shall be formed as a limited liability company pursuant to the provisions of the Act.

          1.2 Name. The name of the Company shall be "Village at Oakwood L.L.C."

          1.3 Principal Office. The principal office (the "Principal Office") of the Company in the State of Oklahoma shall be located at 6125 Arrowhead NE, Piedmont, Oklahoma 73078. The Company may change the location of the Principal Office and may also maintain offices at such other place or places as determined by the Majority Vote of the Members.
          1.4 Resident Agent. The name and address of the resident agent of the Company in the State of Oklahoma are:

                  Kendall L. Aduddell, Sr.
                  6125 Arrowhead NE
                  Piedmont, Oklahoma 73078

          1.5 Term. The term of the Company shall commence upon the filing of the Company's Articles of Organization with the Oklahoma Secretary of State, and shall continue until terminated as herein provided or by operation of law.

                                  ARTICLE 2
                                 Definitions

          For purposes of this Agreement, the following terms shall have the following meanings:

          "Act" means the Oklahoma Limited Liability Company Act, codified at 18 Okla. Stat. Sec 2000, et seq., as it may be amended from time to time, and any successor to such act.

          "Affiliate" means any Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. As used in this definition of "Affiliate," the term 4 & control" means either:
(a) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting





G:\IDOCS\JCE\Shavers\VAO-OA.wpd
securities, by contract or otherwise; or (b) a direct or indirect equity interest of ten percent (10%) or more in the entity.

          "Agreement" means this Operating Agreement, as it may be amended, supplemented and/or restated from time to time.

          "Articles of Organization" means the Articles of Organization, as amended, supplemented and/or restated from time to time, filed by the Company with the Oklahoma Secretary of State under the Act.

          "Assignee" means a Person to whom one or more Units have been transferred, by transfer, assignment or otherwise, in a manner permitted under this Agreement, and who has agreed to be bound by the terms of this Agreement but who has not become a Substitute Member.

          "Business Day" means Monday through Friday of each week, except legal holidays recognized as such by either the United States Govenunent or the State of Oklahoma.

          "Capital Account" means each capital account maintained for a Member pursuant to Section 4.3.

          "Capital Contributions" means the sum of the cash and the value of property contributed or services rendered, or a promissory note or other binding obligation to contribute cash or property or to perform services contributed to the Company by all Members, or any one Member, as the case may be (or the predecessor holders of any Units of any such Members).

          "Capital Gain" means the Company's allocable share of gain from the disposition by the Company of a capital asset as defined in the Code (including any portion of such gain treated as ordinary income).

          "Cash Available for Distribution" means, with respect to any period, the excess of all cash receipts (except for Capital Contributions) over
(a) all cash disbursements and (b) the amount of the reserve fund for working capital, replacement, maintenance and repair of Company Property and other contingencies or other reserves as determined by the unanimous vote of the Members.

          "Code" means the Internal Revenue Code of 1986, as amended from time to time.

          "Company" means the limited liability company formed by the filing of the Company's Articles of Organization with the Oklahoma Secretary of State.

          "Company Property" means all property owned, leased or otherwise acquired by the Company from time to time.

          "Income" or "Loss" mean an amount equal to the Company's taxable income or loss (including capital loss), as the case may be, for each taxable year, determined in accordance with Code Section 703(a) [for this purpose, all items of income, gain, loss, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss], with the following adjustments:

G:\DOCS\JCE\Shavers\VAO-OA.wpd                  -2-

               (a) any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Income or Loss shall be added to such Income or Loss;

               (b)     any expenditures of the Company described in Code
Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Reg. Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Income or Loss, shall be subtracted from such Income or Loss; and

               (c)     upon the distribution of property by the Company to.
a Member, gain or loss attributable to the difference between the fair market value of the property and its basis shall be treated as recognized.

          "Majority Vote of the Members" means the affirmative vote of the holders of a majority of the Outstanding Units held by the Members, which may be evidenced by the written consent of such Members.

          "Manager" means the Person or Persons appointed as manager or managers of the Company pursuant to Article 6.

          "Mandatory Provisions of the Act" means those provisions of the Act which may not be waived by the Members acting unanimously or otherwise.

          "Member" means each Person executing this Agreement as a Member of the Company.

          "Opinion of Counsel" means a written opinion of counsel (who shall be regular counsel to the Company).

          "Outstanding" means the number of Units issued by the Company as shown on the Company's books and records, minus any Units held by the Company.

          "Person" means a natural person, partnership, domestic or foreign limited partnership, domestic or foreign limited liability company, trust, estate, association or corporation.

          "Prime Rate" means the lowest prime rate as published in the "Money Rates" section of The Wall Street Journal, from time to time.

          "Record Holder" means the Person in whose name such Unit is registered on the books and records of the Company as of the close of business on a particular Business Day.

          "Reg." means Treasury Regulations.

          "Substitute Member" means a transferee of a Unit who is admitted as a Member to the Company pursuant to Section 11.1 in place of and with all the rights of a Member.

          "Tax Item" means each item of income, gain, loss, deduction or credit of the Company for federal tax purposes, as separately stated and calculated pursuant to the Code.

          "Tax Matters Partner" means the Person designated pursuant to
Section 9.2.




G:\DOCS\JCE\Shavers\VAO-OA.wpd                -3-

          "Unit" means a Unit representing an interest in the Company.

                                    ARTICLE 3
                              Purpose of the Company

          The purpose of the Company shall be as stated in the Articles of Organization, as amended, supplemented and/or restated from time to time.

                                    ARTICLE 4
                              Capital Contributions

          4.1 Units. There shall be an aggregate of 1,000 Units in the Company.

          4.2 Capital Contributions. Upon execution of this Agreement, each Member shall contribute cash or other property to the Company as capital having a value equal to $ 1.00 in exchange for each Unit to be owned by such Member as reflected on Exhibit A attached hereto.

          4.3     Capital Accounts.

                  4.3.1 Calculation. The Company shall maintain for each Member a separate Capital Account. The term "Capital Account" means as to any Member and as to any Units held by such Member the amount of the initial Capital Contribution attributable to the Units held by such Member, which amount shall be: (a) increased by subsequent Capital Contributions by such Member and Capital Gain and Income allocated to such Member pursuant to
Section 5.2; and (b) decreased by distributions to such Member pursuant to
Section 5.1 and Losses allocated to such Member pursuant to Section 5.2.

                  4.3.2 In-Kind Contributions. If in-kind contributions or contributions in the form of property or services are made, the Capital Account of the Member shall be increased by an amount equal to the fair market value of the property or services contributed by such Member.

                  4.3.3 Assignee's Capital Account. An Assignee of a Unit will succeed to the Capital Account relating to the Unit transferred.

          4.4 Interest. No interest shall be paid by the Company on Capital Contributions, on balances in a Member's Capital Account or on any other funds distributed or distributable under this Agreement.

          4.5 No Withdrawal. Except as otherwise required under any Mandatory Provisions of the Act, without the written consent of all other Members of the Company, no Member shall have: (a) any night to resign voluntarily or otherwise to withdraw from the Company; or (b) any right to the withdrawal or reduction of any part of his Capital Contribution.

          4.6 Loans. Loans by a Member to the Company shall not be considered Capital Contributions. The Company shall not make any loans to any Member or any Affiliate of any Member.

          4.7 Additional Capital Contributions. If the Members determine unanimously that additional Capital Contributions by the Members are required to pay current operating expenses, current indebtedness or current installments of long-term indebtedness of the Company when due and in adequate time to obtain all discounts available by reason of prompt payment,



G:\DOCS\JCE\Shavers\VAO-OA.wpd                 -4-
each Member shall contribute in cash to the capital of the Company an amount equal to such Member's pro rata share of the aggregate additional Capital Contribution called for (according to the number of Units held by each, with all Outstanding Units being treated alike), in the time and manner and for the number of additional Units as shall be determined unanimously. If a Member shall fail to make the required additional Capital Contribution, the other Members shall have the right, but not the obligation, to make the contribution which would otherwise have been made by the non-contributing Member. The amount of any additional Capital Contribution shall be added to the Capital Account of the contributing Member or Members and the Outstanding Units held by Member shall be adjusted to be in the proportion that such Member's Capital Account balance bears to the total Capital Account balances of all Members.

                                   ARTICLE 5
                         Distributions and Allocations

          5.1 Distribution of Cash Available for Distribution. Distributions of all Cash Available for Distribution shall be made at such times as determined by the unanimous vote of the Members. Any distribution of property shall be treated as a distribution of cash equal in amount to the fair market value of such property. Distributions shall be made to all Members and Assignees pro rata in accordance with the number of Units held by each.

          5.2     Allocation of Income and Loss.

                  5.2.1 Pro Rata. All Tax Items shall be allocated to all Members and Assignees pro rata in accordance with the number of Units held by each.

                  5.2.2 Contributed Property. Under Code Section 704(c) and the Reg. promulgated thereunder, items of Capital Gain, Income and Loss with respect to property contributed to the Company by a Member shall be shared among Members so as to take account of the variation between the basis of the property to the Company and its fair market value at the time of contribution. The Members shall have the power to make such elections, adopt such con-ventions, and allocate Capital Gain, Income and Loss as each of them deems appropriate to comply with Code Section 704(c) and the Reg. promulgated thereunder and to preserve, to the extent possible, uniformity of the Units. Any items allocated under this Section 5.2.2 shall not be debited or credited to Capital Accounts to the extent that item is already taken into account (upon formation or otherwise) in determining a Member's Capital Account.

                  5.2.3 Section 754 Election. Upon a transfer of a Unit or distribution of Company Property to a Member, the Company may, in the discretion of the Manager, file an election pursuant to Code Section 754 and the Reg. promulgated thereunder, to cause the basis of Company Property to be adjusted for federal income tax purposes as provided by Code Sections 734 and 743; provided that the transferee Member shall reimburse the Company for all accounting expenses incurred by the Company as a result of such election.

                  5.2.4 Mid-Year Transfers. Upon the transfer of a Unit, Income, Capital Gain and Loss attributable to the transferred Unit shall, for federal income tax purposes, be allocated to the owners of such Unit on the basis of the Income or Loss for each month that such Person was the owner of such Units, determined on an interim closing of the books method. The Members may revise, alter or otherwise modify the method of allocation as they determine necessary to comply with Code Section 706 and the Reg. promulgated thereunder.

                  5.2.5 Related Party Transactions. If, and to the extent that, any Member is deemed to recognize Income as a result of any transaction between the Member and the


G:\DOCS\JCE\Shavers\VAO-OA.wpd                  -5-

Company pursuant to Code Sections 482, 483, 1272-1274, or 7872, or any similar provision now or hereafter in effect, any corresponding resulting Loss or deduction of the Company shall be allocated to the Member who was charged with that Income.

                  5.2.6 Tax Credits. All tax credits for federal or state income tax purposes shall be allocated in the same manner as Income.

                                   ARTICLE 6
                             Management by Managers

          6.1 Managers. Management of the Company shall be vested in one or more Managers, as are elected by the Members from time to time pursuant to this Agreement. If no Managers are elected, or all Managers have been removed from office, management of the Company shall be vested in the Members, and in such case, all decisions affecting the Company shall be determined by the unanimous vote of the Members.

          6.2 Initial Number of Managers, Initial Manager. The initial number of Managers shall be one (1) and the initial Manager shall be Kendall
L. Aduddell, Sr. If Kendall L. Aduddell, Sr. is unable to serve as Manager at any time hereafter, he shall be succeeded by Kendall L. Aduddell, Jr.

          6.3 Powers and Authority of Manager. A Manager may exercise all the powers of the Company whether derived from law, the Articles of Organization or this Agreement, except such powers as are by statute, by the Articles of Organization or by this Agreement vested solely in the Members. Subject to Section 6.4, the Members hereby confer on the Manager such powers and authority as may be required for the Manager to conduct the daily affairs and business of the Company. All other decisions shall be made only with the unanimous vote of the Members.

          6.4 Restrictions on Manager. Notwithstanding any other provision hereof, no Manager shall except with the unanimous vote of the Members:

                  (a)     borrow money in excess of $10,000.00;

                  (b) sell any Company Property (or assets, in related transactions) having a fair market value over $10,000.00;

                  (c) enter into any contract which is not terminable at will involving an anticipated total expenditure of over $10,000.00;

                  (d) do any act which would make it impossible to carry on the ordinary business of the Company;

                  (e)     compromise any claim over $10,000.00;

                  (f) admit a Person as a Member, except as provided in this Agreement; or

                  (g) knowingly perform any act that would subject a Member to personal liability.


G:\DOCS\JCE\Shavers\VAO-OA.wpd                  -6-

          6.5 Number. Term and Qualifications: Removal. The Company may have one (1) or more Managers. Election of a Manager or increases or decreases in the number of Managers may be made as the Members shall from time to time determine by the unanimous vote of the Members. Each Manager shall hold office until his successor shall have been elected. A Manager may be removed, with or without cause, upon the unanimous vote of the Members. Managers need not be Members of the Company.

          6.6 Manner of Action. The unanimous agreement of all Managers, if more than one, shall be necessary for all decisions affecting the Company.

          6.7 Manager's Permissible Business Activities. Each Manager and such Manager's Affiliates may have business interests and engage in business activities in addition to those relating to the Company, including, without limitation, business interests and activities in direct competition with the Company for such Manager's or such Manager's Affiliates' own account or for the account of others, and no provision of this Agreement shall be deemed to prohibit such Manager or such Manager's Affiliates from conducting such businesses and activities. Neither the Company, the Members nor any other Manager shall have any rights by virtue of this Agreement or the relationship contemplated herein in any business ventures of such Manager or such Manager's Affiliates.

          6.8 Company Funds. The funds of the Company shall be deposited in an account or accounts designated by the Manager and shall not be commingled with any other funds.

          6.9 Limitation on Liability of Manager. No Manager of the Company shall be liable to the Company or its Members for monetary damages for breach of fiduciary duty as a Manager; provided that nothing contained herein shall eliminate or limit the liability of a Manager: (a) for any breach of the Manager's duty of loyalty to the Company or its Members;
(b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law; and (c) for any transaction from which the Manager derived an improper personal benefit.

          6.10 Manager's Compensation. The Manager shall receive such compensation as may be determined by the unanimous vote of the Members.

                                   ARTICLE 7
                      Rights and Obligations of the Members

          7.1 Limitation of Liability. Notwithstanding anything herein to the contrary, except as otherwise expressly provided herein or in the Act, a Member shall not be personally liable for any debts, liabilities or obligations of the Company, whether to the Company, to any of the other Members, or to creditors of the Company, beyond the Capital Account of the Member, together with the Member's share of the assets and undistributed profits of the Company.

          7.2 Rights of Member Relating to the Company. In addition to other rights provided by this Agreement or by applicable law, a Member shall have the right, upon demand and at such Member's own expense, to:

                  (a) obtain any and all information regarding the status of the business and financial condition of the Company;

G:\DOCS\JCE\Shavers\VAO-OA.wpd                 -7-

                  (b) to obtain a copy of the Company's federal, state and local income tax returns for each year promptly after becoming available;

                  (c) have fumished to the Member a current list of the name and last known business, residence or mailing address of each Member;

                  (d) obtain information regarding the Capital Contributions made by each Member;

                  (e) have furnished to the Member a copy of this Agreement and the Articles of Organization and all amendments hereto and thereto, together with copies of any powers of attorney pursuant to which this Agreement, the Articles of Organization, and all amendments hereto and thereto have been executed; and

                  (f) inspect and copy any of the Company's books and records and obtain such other information regarding the affairs of the Company.

          7.3 Restrictions on Powers. Except as otherwise provided herein or by the Mandatory Provisions of the Act, a Member shall not have the authority or power to act on behalf of, or to bind, the Company, or any other Member, and a Member shall not have the right or power to take any action which would change the Company to a general partnership, change the limited liability of a Member, or affect the status of the Company for federal income tax purposes.

          7.4     Indemnification.

                  7.4.1 Company Indemnity. To the maximum extent permitted by law, the Company shall indemnify and hold harmless each Manager, such Manager's Affiliates, and the employees and agents of the Company (each, an "Indemnitee") from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including attorneys' fees and disbursements), judgments, fines, settlements, penalties and other expenses actually and reasonably incurred by the Indemnitee in connection with any and all claims, demands, actions, suits, or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or other-wise, by reason of the fact that the Indemnitee is or was a Manager of the Company or is or was an employee or agent of the Company, including Affiliates of the foregoing, arising out of or incidental to the business of the Company, provided: (a) the Indemnitee's conduct did not constitute willful misconduct or recklessness; (b) the action is not based on breach of this Agreement;
(c) the Indemnitee acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company and within the scope of such Indemnitee's authority; and (d) with respect to a criminal action or proceeding, the Indemnitee had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contenders, or its equivalent, shall not, in and of itself, create a presumption or otherwise constitute evidence that the Indemnitee acted in a manner contrary to that specified above.

                  7.4.2 Advancement of Expenses. Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to this Section 7.4 may, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified as authorized in this Section 7.4.

G:\DOCS\JCE\Shaver3\VAO-OA.wpd                   -8-

                  7.4.3 Non-Exclusivity. The indemnification provided by this Section 7.4 shall be in addition to any other rights to which the Indemnitee may be entitled under any agreement, vote of the Members, as a matter of law or equity, or otherwise, and shall inure to the benefit of the successors, assignees, heirs, personal representatives and administrators of the Indemnitee.

                  7.4.4 Insurance. The Company may purchase and maintain insurance, at the Company's expense, on behalf of any Indemnitees against any liability that may be asserted against or expense that may be incurred by an Indemnitee in connection with the activities of the Company regardless of whether the Company would have the power to indemnify such Indemnitee against such liability under the provisions of this Agreement.

          7.5 Member's Permissible Business Activities. Each Member and such Member's Affiliates may have business interests and engage in business activities in addition to those relating to the Company, including, without limitation, business interests and activities in direct competition with the Company for such Member's or such Member's Affiliates' own account or for the account of others, and no provision of this Agreement shall be deemed to prohibit such Member or such Member's Affiliates from conducting such businesses and activities. Neither the Company, the Members nor any other Member shall have any rights by virtue of this Agreement or the relationship contemplated herein in any business ventures of such Member or such Member's Affiliates.

                                   ARTICLE 8
                     Books, Records, Accounting and Reports

          8.1 Books. and Records. Appropriate books and records with respect to the Company's business, including, without limitation, all books and records necessary to provide to the Member any information, lists and copies of documents required to be provided pursuant to Section 7.2, shall at all times be kept at the Principal Office or at such other places as determined by the unanimous vote of the Members. Without limiting the foregoing, the following shall be maintained at the Principal Office: (a) a current list of the full name and last known business address of each Manager;
(b) copies of records that would enable a Member to determine the relative voting rights of the Members; (c) a copy of the Articles of Organization, and any amendments thereto; (d) copies of the Company's federal, state and local income tax returns and reports, if any, for the three (3) most recent years; and (e) copies of any financial statements of the Company for the three (3) most recent fiscal years. Any records maintained by the Company in the regular course of its business may be kept on, or be in the form of, magnetic tape, photographs or any other information storage device, provided that the records so kept are convertible into clearly legible written form within a reasonable period of time.

          8.2 Accounting. The books of the Company: (a) for regulatory and financial reporting purposes, shall be maintained on the cash receipts and disbursement method of accounting except otherwise as determined by the Majority Vote of the Members; and (b) for purposes of maintaining and determining Capital Accounts, shall be maintained in accordance with the provisions of this Agreement and Code Section 704.

          8.3 Fiscal Year. The fiscal year of the Company shall be the calendar year, unless otherwise determined by the Majority Vote of the Members.

G:\DOCS\JCE\Shavers\VAO-OA.wpd                -9-

                                   ARTICLE 9
                                  Tax Matters

          9.1 Taxable Year. The taxable year of the Company shall be the calendar year, unless otherwise Determined by the Majority Vote of the Members.

          9.2 Tax Controversies. The Manager is designated the "Tax Matters Partner" (as defined in Code Section 6231), and is authorized and required to represent the Company, at the Company's expense, in connection with all examinations of the Company's affairs by tax authorities, including resulting administrative and judicial proceedings. Each Member agrees to cooperate with the Tax Matters Partner, and to do or refrain from doing any or all things reasonably required by the Tax Matters Partner to conduct such proceedings.

          9.3 Financial Statements and Tax Return Information. The Manager shall use its best efforts to cause to be prepared and furnished to each of the Members by March 15 after the close of each calendar year an unaudited income statement for such calendar year and a balance sheet as of the end of such calendar year, a copy of the Company's federal and state income tax returns and all other information reasonably requested by a Member.

          9.4 Tax Retums. The Manager shall file on behalf of the Company all required federal and state income tax returns.

          9.5 Taxation as a Partnership. No election shall be made by the Company or any Member for the Company to be excluded from the application of any provision of Subchapter K, Chapter 1 of Subtitle A of the Code or from any similar provisions of any state tax laws.

          9.6 Tax Elections. All income and other tax elections required or permitted to be made by the Company shall be made by the Manager in such manner as will, in the opinion of the Manager, be most advantageous to a majority in interest of the Members.

                                   ARTICLE 10
                                Transfer of Units

          10.1     Transfer Defined.  The term "transfer," when used in this
Article 10 with respect to a Unit, shall be deemed to refer to a transaction by which the Member assigns all or a portion of the Member's Units, or any interest therein, to another Person, or by which the holder of a Unit assigns the Unit to another Person as Assignee, and includes a sale, assignment, gift, pledge, encumbrance, hypothecation, mortgage, transfer by will or intestate succession, exchange, or any other disposition.

          10.2 Transfer Prohibited. No Units shall be transferred, in whole or in part, in except in accordance with the terms and conditions set forth in this Article 10. Any transfer or purported transfer of any Units not made in accordance with this Article 10 shall be null and void. If for any reason any such transfer is not null and void, then the Assignee shall not be a Substitute Member, and shall have no right to participate in the Company's affairs as a Member thereof, but instead shall be entitled to receive only the share of profits or other compensation by way of income and the return of contributions to which the transferring Member would otherwise be entitled at the time such transferring Member would be entitled to receive the same.

G:\IDOCS\JCE\Shavers\VAO-OA.wpd                  -10-

         10.3     Requirements for Transfers.

                  10.3.1 Conditions Precedent to Transfers to Non-Members. No Units may be transferred by a Member to a Person other than another Member unless the following conditions are first satisfied:

                             (a)     the consent of all other Members has
been obtained, which may be granted or withheld in each Member's sole discretion, such consent to be evidenced by a written instrument, dated and signed by each other Member, provided that this clause (a) shall not apply if the transferor complies with Section 10.4 or if the transfer is permitted by Section 10.7 or 10.8;

                             (b)     the transferee and each Member execute
and file all documents as may be reasonably requested by the Manager for the transferee to be a Substitute Member and to be bound by the terms hereof and such transferee is admitted as a Substitute
Member; and
                             (c) unless waived in writing by the Manager or a
Majority Vote of the Members, the Company receives an Opinion of Counsel that such transfer would not materially and adversely affect the classification of the Company as a partnership for federal and state income tax purposes.

                  10.3.2 Legend. The transfer restrictions on Company Units shall be conspicuously noted in an appropriate legend on any Unit certificates issued.

                  10.3.3 Minors; Incompetents. A Unit may not be transferred to a minor or any incompetent except by will or intestate succession.

                  10.3.4 Assignee's Acceptance and Agreement. The Company need not recognize, for any purpose, any transfer of all or any fraction of a Unit unless there shall have been filed with the Company and recorded on the Company's books a duly executed counterpart of the instrument of assignment and such instrument evidences the written acceptance by the Assignee of and the Assignee's agreement to be bound by all of the terms and provisions of this Agreement.

                  10.3.5 Deemed Agreement. Any holder of a Unit (including a transferee thereof) shall be deemed conclusively to have agreed to comply with and be bound by all terms and conditions of this Agreement, with the same effect as if such holder had executed an express acknowledgment thereof, whether or not such holder in fact has executed such an express acknowledgment.
                  10.3.6 Absolute Restrictions. Notwithstanding the other provisions of this Article 10, no transfer of any Unit by any Member shall be made if the transfer: (a) would violate applicable federal and/or state securities laws or rules and regulations of the Securities and Exchange Commission, any state securities commission or any other govenunental authority with jurisdiction over the transfer; (b) would materially and adversely affect the classification of the Company as a partnership for federal or state income tax purposes; or (c) would affect the Company's qualification as a limited liability company under the Act.

          10.4 Permitted Sale. Notwithstanding clause (a) of Section 10.3.1, a Member may sell such Member's Units after complying with the procedures set forth in this Section 10.4.

G:\DOCS\JCE\Shavers\VAO-OA.wpd                 -11-

                  10.4.1 Notice. If any Member ("Selling Member") desires to sell such Member's Units, such Member shall first deliver to all other Members ("Non-Selling Members") a written notice of the proposed sale ("Sale Notice") setting forth the name and address of the proposed purchaser, the purchase price (which must be an amount specified in dollars, but which may be paid either in a lump sum or in installments over an extended period of time) and all other ten-ns of the proposed sale.

                  10.4.2 Option to Purchase. The Non-Selling Members shall have the option, which may be exercised by delivering to the Selling Member of a written notice of exercise at any time within thirty (30) days after the delivery of the Sale Notice, to purchase, in proportion to the Units then owned by each of them or as they may otherwise agree, the Selling Member's Units in the Company, at the purchase price and pursuant to the terms set forth in the Sale Notice. If a Non-Selling Member does not elect to purchase such Member's share of a Selling Member's Units, the other Non-Selling Members may purchase such Units in proportion to the Units then owned by each of them or as they may otherwise agree. If such option is exercised, the purchase price shall be paid in accordance with the terms of the Sale Notice, and within ten (10) days after delivery of the notice of exercise, an appropriate assignment of the Units being sold (together with the Certificate evidencing such Units, if any) shall be executed and delivered by the Selling Member to the purchasing Members, free and clear of all encumbrances.
                  10.4.3 Right to Sell. If the Non-Selling Members fail to exercise such option. the Selling Member shall have the right to sell such Member's Units to the person named in the Sale Notice at the price and pursuant to the terms set forth therein. However, if the Selling Member fails to exercise such right within sixty (60) days after delivery of the Sale Notice, such right shall terminate, and the Selling Member shall not thereafter sell such Member's Units to any person without again complying with the foregoing procedure.

          10.5 Purchase Price. The purchase price at which the Units shall be purchased and sold shall be the @ook value ("Book Value") of the Units as of the last day of the month ("Appraisal Date") immediately preceding the Notice Date (as defined in Section 10.12). "Book Value" shall be calculated by the accounting firm then engaged by the Company and such calculation when made and delivered to the Company shall be binding upon the Company and upon all parties bound by the terms of this Agreement. The calculation of "Book Value" shall be made in accordance with accounting principles applied on a basis consistent with those of the preceding years, subject to the following provisions:

                  (a) all accounts payable shall be taken into account at face amount less discounts deductible therefrom;

                  (b) all accounts receivable or other realized income not theretofore reflected on the books of the Company shall be taken into account at face amount less discounts deductible therefrom and a reasonable reserve for bad debts;

                  (c) no allowance shall be made for the goodwill or trade name of the Company; and

                  (d) the value of all other real and personal (tangible or intangible) property owned by the Company shall be the fair market value of such property as agreed upon by the selling and purchasing parties; provided that: (i) in the event of disagreement as to the fair market value, the value shall be determined as of the Appraisal Date and shall be made by three appraisers; (ii) the option holding Member(s) as identified in Section 10.12, shall select one (1)

G:\DOCSIJCE\Shavers\VAO-OA.wpd                 -12-
appraiser and the other Members shall select one (1) appraiser and the two (2) appraisers so chosen shall select a third appraiser; (iii) the decision of a majority of the appraisers shall be binding; and (iv) the expense of such appraisal shall be bome by the Company.

If a Member or Members may exercise an option granted pursuant to Section 10.12, such Member(s) may initiate the procedures to determine the purchase price described in this Section 10.5 and, in such event, all Members shall cooperate and use their best efforts to complete the procedures within ninety (90) days after such procedures have been initiated.

          10.6 Manner of Payment. Payment of the purchase price shall be made by delivering cash equal to twenty-five percent (25%) of the purchase price at the Closing with interest at the Prime Rate from the Appraisal
Date to the date of Closing, which shall not be more than ninety (90) days after the Appraisal Date and the balance in three (3) equal annual installments of principal commencing one (1) year after the Appraisal
Date, together with interest on the outstanding principal balance at the Prime Rate from the Appraisal Date.

          10.7 Exception for Transfer to Immediate Family. Notwithstanding anything contained herein to the contrary, but subject to
Section 10.3.4, during the term of this Agreement, each Member shall be permitted at any time and from time to time to transfer all or any portion of such Member's Units to any member of such Member's immediate family or to the trustee of a trust created for the benefit of a member of such Member's immediate family. For this purpose, the "immediate family" of a Member shall mean such Member's spouse, lineal descendants, the spouse of a lineal descendant, ancestors and the spouse of an ancestor, brothers and sisters.

          10.8     Exception for Transfer to Revocable Trust.
Notwithstanding anything contained herein to the contrary, but subject to
Section 10.3.4, during the term of this Agreement, each Member shall be permitted at any time and from time to time to transfer all or any portion of such Member's Units to the Trustee of any trust created by such Member during such Member's lifetime, provided that: (a) both such trust and the transfer of such Units are revocable by such Member during such Member's lifetime;
(b) the beneficiaries of such trust who are to receive the Units held by such trust upon the settlor's death are Persons to whom transfers may be made pursuant to Section 10.7; and (c) upon the death of such Member/Settlor, the provisions contained herein otherwise applicable to a deceased Member, if any, shall apply to the Units held by such trust as if such Units were then owned by such deceased settlor.

          10.9 Certificates of Agreed Value. Notwithstanding Section 10.5, the Members may at any time fix the Agreed Value (the "Agreed Value") of the Units by a Certificate of Agreed Value signed or initialed by each Member and filed with the Company. Any such certificate shall be valid only for a period of fifteen (15) months from the date of execution. If at any time when it becomes necessary to determine the Book Value of the Units, a Certificate of Agreed Value is in existence and such certificate is dated less than fifteen (15) months before the date as of which the Book Value is to be determined, then the Agreed Value set forth in such certificate shall be conclusive as to the Book Value and shall be accepted as the Book Value as of the date on which Book Value is to be determined, and no accountant's determination of Book Value shall be required or made. To be effective any such certificate must be signed or initialed by all Members. The Members may at any time execute a new Certificate of Agreed Value which shall automatically replace all prior certificates and only the last certificate shall be effective for the purpose herein specified.

          10.10 Closing Procedures. The closing of any purchase and sale of Units pursuant to this Agreement shall be held at the principal place of business of the Company or at such other place as the parties to such closing may agree upon. The certificates representing the

G:\DOCS\JCE\Shavers\VAO-OA.wpd                  -13-

Units, if any, duly endorsed (or if none, appropriate assignments, duly executed), free and clear of all liens and encumbrances, shall be delivered to the purchasing party by the selling party at the time the purchase price is paid by delivery of the payment therefor as provided in this Agreement.

          10.11   Buy-Sell Offer.

                  10.11.1 Notice. A Member ("Withdrawing Member") may terminate the Company upon giving thirty (30) days' prior written notice of such Member's intention to terminate to the other Members ("Remaining Members"). Such notice of termination shall include an offer by the Withdrawing Member to purchase all the Units owned by the Remaining
Members ("Purchase Offer") on cash terms and for a stated price and, in the alternative, to sell all of the Units owned by the Withdrawing Member ("Sale Offer") on pro rata identical terms.

                  10.11.2 Option of Remaining Members. For thirty (30) days after the receipt of such notice of termination, the Remaining Members shall have the option to accept the Purchase Offer or the Sale Offer. Failure by the Remaining Members to serve notice of acceptance of the Purchase Offer or Sale Offer within such thirty (30) day period shall be deemed an affirmative acceptance of the Purchase Offer, and the Withdrawing Members shall purchase the Units owned by the Remaining Members as stated in the Purchase Offer. If there are two (2) or more Remaining Members and one (1) or more Remaining Member desires to accept the Sale Offer and the other Remaining Member desires to accept the Purchase Offer, then the Remaining Member or Members who desire to accept the Sale Offer shall have the right to accept the Sale Offer (in proportion to the number of Units owned by each or as they may otherwise agree) provided such Remaining Member or Members purchase all of the Units of the Withdrawing Member. The Company shall not terminate if the Sale Offer is accepted by two (2) or more Remaining Members.

          10.12 Death of a Member; Option to Purchase. On the death of an individual Member or the death of the settlor of a revocable trust which is a Member, if the successor to such deceased Member is not a member of such deceased Member's immediate family (as defined in Section 10.7) or a trust created for the benefit of a member of such deceased Member's or deceased settlor's immediate family, the surviving Members shall have the option to purchase, in proportion to the Units then owned by each of them or as they may otherwise agree, the Units owned by such deceased Member at the purchase price and upon the terms specified in Sections 10.5 and 10.6, respectively. Such option shall be exercisable by the surviving Members by serving written notice of the exercise of such option, within ninety (90) days after the purchase price has been determined pursuant to Section 10.5, upon the personal representative of the deceased Member, or, if a personal representative has not then been appointed, upon the heirs of the deceased Member at the deceased Member's address as shown on the records of the Company or upon the trustee of the deceased Settlor's revocable trust, as the case may be. Such option to purchase shall terminate if the surviving Members have not initiated the procedures to determine the purchase price pursuant to Section 10.5 within ninety (90) days after the date of the death of the deceased Member or the death of the settlor of a revocable trust which is a Member. For the purposes of Sections 10.5 and 10.6 and the option to purchase granted by this section, the term "Notice Date" means the date of the death of the deceased Member or the settlor of a revocable trust which is a Member.

          10.13 Prioritv As to Procedures. If a notice has been given by a Member with respect to a Permitted Sale described in Section 10.4 or a Buy-Sell Offer described in Section 1O.11, then the procedures contained in
Section 10.4 shall be completed before the other Member may commence independent procedures with respect to a Permitted Sale or a Buy-Sell Offer.



G:\DOCS\JCE\Shavers\VAO-OA.wpd                 -14-

                                   ARTICLE 11
                Admission of Substitute and Additional Members

         11.1 Admission of Substitute Members. Upon a transfer of a Unit by a Member in accordance with Article 1O (but not otherwise), the transferor shall have the power to give, and by transfer of any Certificate issued shall be deemed to have given, the transferee the right to apply to become a Substitute Member with respect to the Unit acquired, subject to the conditions of and in the manner permitted under this Agreement. A transferee of a Certificate representing a Unit shall be an Assignee with respect to the transferred Unit (whether or not such transferee is a Member or Substitute Member with respect to other previously acquired Units) and shall not become a Substitute Member unless and until all of the following conditions are satisfied:

                  (a) the instrument of assignment sets forth the intentions of the assignor that the Assignee succeed to the assignor's interest as a Substitute Member in the Assignor's place;

                  (b) the assignor and Assignee shall have fulfilled all other requirements of this Agreement;

                  (c) the Assignee shall have paid all reasonable legal fees and filing costs incurred by the Company in connection with his substitution as a Member; and

                  (d) the Members shall have unanimously approved such substitution in writing, which approval may be granted or withheld by each Member in each Member's sole discretion and may be arbitrarily withheld, and the books and records of the Company have been modified to reflect the admission.

          The admission of an Assignee as a Substitute Member with respect to a transferred Unit shall become effective on the date the Members give their unanimous written consent to the admission and the books and records of the Company have been modified to reflect such admission. Any Member who transfers all of his Units with respect to which the Member had been admitted as a Member shall cease to be a Member of the Company upon a transfer of such Units in accordance with Article 10 and the execution of a counterpart of this Agreement by the transferee and shall have no further rights as a Member in or with respect to the Company (whether or not the Assignee of such former Member is admitted to the Company as a Substitute Member).

          11.2 Issuance of Additional Units. Additional Units may be authorized and issued by the Company upon such terms and conditions as may be approved by the unanimous vote of the Members. Upon the proposed issuance of any such additional Units, each existing Member shall have the preemptive right, but not the obligation, to purchase such portion of the newly issued Units as the ratio of the number of Units then held by such Member bears to the total number of Units held by Members and outstanding before the issuance of the new Units, together with such Member's proportionate share of the other newly issued Units as to which other Members fail to exercise their preemptive rights. Each such new Member shall, as a condition precedent to admission to the Company as a Member, execute a counterpart of this Agreement and execute all necessary certificates and other documents and perform all acts in accordance with the Act to the full extent necessary to constitute such persons a Member and to preserve the status of the Company as a partnership for income tax purposes upon completion of such person's admission.

G:\DOCS\JCE\Shavers\VAO-OA.wpd                    -15-

                                   ARTICLE 12
                           Dissolution and Liquidation

          12.1 Dissolution and Liquidation. The Company shall be dissolved and its affairs shall be wound up upon the written consent of all Members.

          12.2 Method of Winding Up. Upon dissolution of the Company pursuant to Section 12.1, the Company shall immediately commence to liquidate its assets and wind up its affairs. The Members shall continue to share Income, Capital Gain and Loss during the period of liquidation and winding up in the same proportion as before commencement of winding up and dissolution. The proceeds from the liquidation and winding up shall be applied in the following order of priority:

                  (a) to creditors, including Members who are creditors, to the extent permitted by law, in satisfaction of liabilities of the Company other than liabilities to Members on account of their Capital Contributions or on account of a Member's withdrawal from the Company or pursuant to a withdrawal of capital; and

                  (b) the balance, to the Members in accordance with their Capital Accounts after they have been adjusted to reflect the fair market value of any then remaining Company Property as if such Company Property had been sold.

Unless the Members shall unanimously determine otherwise, all distributions will be made in cash, and none of the Company Property will be distributed in kind to the Members.

          12.3 Filing Articles of Dissolution. Upon completion of the distribution of Company Property as provided in this Article 12, Articles of Dissolution shall be filed as required by the Act, and each Member agrees to take such action may be advisable or proper to carry out the provisions of this Article 12.

          12.4 Return of Capital. The return of Capital Contributions shall be made solely from Company Property.

                                   ARTICLE 13
                  Amendment of Agreement, Meetings, Record Date

          13.1 Amendments. All amendments to this Agreement shall require a Majority Vote of the Members.

          13.2 Limitations on Amendments. Notwithstanding any other provision of this Agreement, no amendment to this Agreement may, without the unanimous approval of the Members: (a) enlarge the obligations of any Member under this Agreement or (b) amend this Section 13.2 or Sections 13.1, 7.3 and 7.5.

          13.3 Meetings. Meetings may be called by any Member, by giving at least ten (10) days' prior notice of the time, place and purpose of the meeting to all Members.

          13.4 Waiver of Notice; Consent to Meeting, Approval of Minutes. The transactions of any meeting of the Company, however called and noticed, and whenever held, are as valid as though had at a meeting duly held after regular call and notice, if a quorum is present either in person or by proxy, and if, either before or after the meeting, each of the Members entitled to vote, but not present in person or by proxy, approves by signing, a written waiver of


G:\DOCS\JCEShavers\VAO-OA.wpd                      -16-
notice or an approval to the holding of the meeting or an approval of the minutes thereof All waivers, consents, and approvals shall be filed with the Company records or made a part of the minutes of the meeting. Attendance of a Member at a meeting shall constitute a waiver of notice of the meeting, except when such Member objects, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened; and except that attendance at a meeting is not a waiver of any right to object to the consideration of matters required to be included in the notice of the meeting, but not so included, if the objection is expressly made at the meeting.

          13.5 Quorum. The holders of more than fifty percent (50%) of the Units entitled to vote represented in person or by proxy, shall constitute a quorum at a meeting of Members. The Members present at a duly called or held meeting at which a quorum is present may continue to participate at such meeting until adjournment, notwithstanding the withdrawal of enough Members to leave less than a quorum, if any action taken (other than adjoununent) is approved by the requisite percentage of Units of Members specified in this Agreement. In the absence of a quorum, any meeting of Members may be adjourned from time to time by a Majority Vote of the Members represented either in person or by proxy entitled to vote, but no other matters may be proposed, approved or disapproved.

          13.6 Action Without a Meeting. Any action that may be taken by any vote of the Members may be taken without a meeting if a consent to such action is signed by Members holding Units representing not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all Units entitled to vote thereon were present and voted. Prompt notice of the taking of any action without a meeting shall be given to those Members who have not consented in writing.

                                   ARTICLE 14
                                  Certificates

          14.1 Issuance of Certificates. The Company may issue one or more Certificates in the name of the Member evidencing the number of Units issued. Upon the transfer of a Unit in accordance with Article 10, the Company shall, if certificates have been issued, issue replacement Certificates. All Certificates shall contain legends required by this Agreement or otherwise required by law.

          14.2 Legend on Certificates. The Company shall endorse on each certificate representing Units owned by a Member a legend reading substantially as follows:

          The Units represented by this Certificate are subject to the terms of an Operating Agreement dated February 17, 2000, among Village at Oakwood L.L.C. and all of its Members, a copy of which is on file at the principal office of the Company.

A copy of this Agreement shall be filed with the Manager of the Company. During the term of this Agreement, the foregoing legend shall be endorsed on each certificate representing Units hereafter issued by the Company to any Member and to any transferee of a Member whose Units are subject to the terms of this Agreement. No Member shall cause or permit the removal of the legend from the certificates representing the Units owned by such Member.

          14.3 Lost, Stolen or Destroyed Certificates. The Company shall issue a new Certificate in place any Certificate previously issued if the Record Holder of the Certificate: (a) makes proof by affidavit that a previously issued Certificate has been lost, stolen, or

G:\DOCS\JCE\Shavers\VAO-OA.wpd                  -17-
destroyed; (b) requests the issuance of a new Certificate before the Company has notice that the Units evidenced by such Certificate have been acquired by a purchaser for value in good faith and without notice of an adverse claim; and (c) if required by the Company, delivers to the Company a bond with surety or sureties acceptable to the Company, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the Certificate. The Company shall be entitled to treat each Record Holder as the Member or Assignee in fact of any Units and, accordingly, shall not be required to recognize any equitable or other claim or interest in or with respect to the Units on the part of any other Person, regardless of whether it has actual or other notice thereof.

                                   ARTICLE 15
                               General Provisions

          15.1 Notices. Any notice, demand, request or report required or permitted to be given or made to a Member under this Agreement shall be in writing and shall be deemed given or made when delivered in person or when transmitted postage prepaid by first-class certified mail, return receipt requested, to the Member at the address set forth on Exhibit A attached hereto. Any notice, payment, or report to be given to a Member hereunder shall be deemed conclusively to have been given, upon mailing of such notice, payment, or report to the address shown on the records of the Company, regardless of any claim of any Person who may have an interest in the Unit by reason of an assignment or otherwise.

          15.2 Further Action. The parties to this Agreement shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

          15.3 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and each party's heirs, successors, personal or legal representatives and permitted assignees.

          15.4 Integration. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements and understandings pertaining thereto.

          15.5 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

          15.6 Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute an agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart. Each party shall become bound by this Agreement immediately upon affixing its signature hereto, independently of the signature of any other party.

          15.7 Applicable Law, Construction. This Agreement shall be construed in accordance with and governed by the laws of the State of Oklahoma, without regard to its principles of conflict of laws. The rights and obligations of the Members and the affairs of the Company shall be governed first by the mandatory provisions of the Act, second by the Company's Articles of Organization, third by this Agreement and fourth by the optional provisions of the Act. In the event of any conflict among the foregoing, the conflict shall be resolved in the order of priority set forth in the preceding sentence. All article and section

G:\DOCS\JCE\Shavers\VAO-OA.wpd                  -18-
captions in this Agreement are for convenience only. They shall not be deemed part of this Agreement and in no way define, limit, extend or describe the scope or intent of any provisions hereof. Except as specifically provided otherwise, references to "Articles" and "Sections" are to Articles and Sections of this Agreement. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

          15.8 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

          15.9 Conveyances. All of the assets of the Company shall be held in the name of the Company, unless the Members shall determine that a Manager or a Manager's designee may hold title to any property as nominee for the Company. Any deed, bill of sale, mortgage, lease, contract of sale or other intstrument purporting to convey or encumber the interest of the Company of all or any portion of the assets of the Company shall be sufficient if signed on behalf of the Company by one (1) or more Managers. No person shall be required to inquire into the authoity of any individual to sign any instrument which is executed pursuant to the provisions of the Section 15.9.

         15.10 Specific Performance. The parties acknowledge that is is impossible to measure in moeny the damages which will accure to a party hereto or to a successor in interest to a Member by reason of a failure to perform any of the obligations under this Agreement. Therefore, if any party hereto or any successor in interest to a Member shall institute any action or proceeding to enforce the provisions hereof, any person (including the Company) against whom such action or proceeding is brought hereby waives the claim of defense therein that such party or such succssor has an adequate remedy at law, and such person shall not urge in any such action or proceeding the claim or defense that such remedy at law exists.

          15.11 Power of Attorney.
                  15.11.1    Managers as Attorneys-in-Fact.  By the
execution of this Agreement, or a counterpart hereof, each Member irrevocably constitutes and appoints the Manager as the Member's true and lawful attornys-in-fact and agent to effectuate, with full power and authority to act in such Member's name, place, and stead in effectuating, the purposes of the Company pursuant to the terms and conditions of this Agreement, including the execution, acknowledgment, delivery, filing, and recording of all certificates, documents, contracts, loan documents, or counterparts thereof, and all other documents which the Managers deem necessary or reasonably appropriate to do any of the following: (a) organize, qualify, or continue the Company as a limited liability company, including qualification of the Company in such other jurisdictions as the Company's activities may require; (b) reflect an amendment to this Agreement or the Company's Articles of Organization required by a change in the name of the Company, a change in the principal place of business of the Company or, subject to the provisions of this Agreement, the admission of a new Member to the Company, if such admission is in compliance with the applicable provisions hereof; (c) accomplish the purposes and carry out the powers of the Company as set forth herein; and (d) subject to the provisions of this Agreement, effect the dissolution and termination of the Company.

                  15.11.2 Nature of Special Power. The power of attorney granted herein: (a) shall be deemed to be coupled with an interest, shall be irrevocable and shall survive the death, incompetency, or legal disability of a Member; (b) may be exercised only by the Manager (and his successors and assigns), for each Member, or any or all of them, by listing all,

G:\DOCS\JCE\Shavers\VAO-OA.wpd               -19-
or any, of the Members required to execute any such instrument and executing such instrument as attomey-in-fact for all, or any one, of such Members;
and (c) shall be binding upon any transferee of a membership interest of a Member hereunder, or any portion thereof, except that where such transferee is qualified as a Substitute Member under this Agreement, the power of attorney shall survive the delivery of such Units for the sole purpose of enabling the Manager to execute, acknowledge and file any instrument on behalf of the transferor of the Umts necessary to effect such substitution.

In Witness Whereof, the parties hereto have executed this Agreement as of the date first above set forth.

G:\DOCS\JCE\Shavtrs\VAO-OA.wpd                 -20-

                THE MEMBER INTEREST DESCRIBED HEREIN HAVE
                NOT BEEN-REGISTERED UNDER THE SECURITIES ACT OF
                1933 OR ANY APPLICABLE STATE SECURITIES ACTS, AND MAY NOT BE TRANSFERRED UNLESS THE
                CONDITIONS OF ARTICLE 10 OF THE AGREEMENT ARE
                SATISFIED.


                           MEMBERS' SIGNATURE PAGE
                        ATTACHED TO AND MADE A PART OF
                          THE OPERATING AGREEMENT OF
                           VILLAGE AT OAKWOOD L.L.C.
                          EFFECTIVE FEBRUARY 17,2000



          Each of the undersigned hereby: (a) acknowledges receipt of a copy of the Operating Agreement of Village at Oakwood L.L.C. ("Agreement"); and
(b) executes and swears to the Agreement, as a Member, thereby agreeing and consenting to all the terms and provisions thereof

                                    /s/Kendall L Aduddell
                                    -----------------------------
                                    Kendall L. Aduddell, Sr.

                                    /s/Kendall L Aduddell Jr
                                    -----------------------------
                                    Kendall L. Aduddell, Jr.

                                    /s/Curtis T Aduddell
                                    -----------------------------
                                    Curtis T. Aduddell

                                    /s/Gary L Shavers
                                    -----------------------------
                                    Gary L. Shavers

G:\DOCS\JCE\Shavers\VAO-OA.wpd    -21-

                         MANAGER'S SIGNATURE PAGE
                      ATTACHED TO AND MADE A PART OF
                        THE OPERATING AGREEMENT OF
                        VILLAGE AT OAKWOOD L.L.C.
                       EFFECTIVE FEBRUARY 17,2000



          The undersigned hereby: (a) acknowledges receipt of a copy of the Operating Agreement of Village at Oakwood L.L.C. ("Agreement"); and
(b) executes and swears to the Agreement, as Manager, thereby agreeing and consenting to all the terms and provisions thereof.



                                    /s/Kendall L Aduddell
                                    -----------------------------
                                    Kendall L. Aduddell, Sr.





G:\DOCS\JCE\Shavers\VAO-OA.wpd         -22-

                                  EXHIBIT A
                                     TO
                             OPERATING AGREEMENT
                                     OF
                           VILLAGE AT OAKWOOD L.L.C.

                               February 17,2000

                            Capital      Number  Percentage    Date of
Name and Address of Member Contribution  of Units  of Units  Contribution

Kendall L. Aduddell, Sr.     $250.00       250     25%       February 17, 2000
6125 Arrowhead NE
Piedmont, OK 73078
SSAN 446 36 5208

Kendall L. Aduddell, Jr.      250.00       250     25%       February 17, 2000
23160 Running Deer Trail
Edmond, OK 73003
SSAN 441 66 5683

Curtis T. Aduddell            250.00       250     25%       February 17, 2000
6125 Arrowhead NE
Piedmont, OK 73078
SSAN 441 66 4723

Gary L. Shavers               250.00       250     25%       February 17, 2000
23130 Lauren Lane
Edmond, OK 73003
SSAN 442 68 7132

         TOTALS            $1,000.00     1,000    100%


G:\DOCS\JCE\Shavers\VAO-OA.wpd